Exhibit 10.40

SEPARATION AGREEMENT

This Agreement is between Spectrum Brands, Inc.,  Spectrum Brands Holdings, Inc. (which together are referred to in this Agreement as the “Company”) and Stacey L. Neu (who in this Agreement is referred to as “Executive” or “I” or “me” as the context dictates).  Collectively, the Company and Executive are referred to as the “Parties”.

1. Background.    The Company has advised me that it is ending my employment with the Company, effective October 1, 2018 (the “Separation Date”).  The Parties both desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. I also acknowledge, agree and represent that I have been paid and have received all compensation and/or other amounts due that I have earned on or before the date I sign this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay.  I further agree that the Company’s payment and my receipt of all compensation due, which was earned on or before the date I sign this Agreement, is not and has not been conditioned upon my execution of this Agreement.

2. Employment Termination.  I understand that my employment with the Company will end on October 1, 2018, for reasons that have been explained to me.  Per my December 15, 2016 Severance Agreement (the “Severance Agreement”),  I understand that my employment with the Company is being terminated “without Cause” and as such, I will be entitled to receive certain severance benefits subject to my continuing compliance with certain post-termination obligations, as set forth in more detail in this Severance Agreement.  In addition, and as set forth herein, the Company has agreed to pay me certain additional separation benefits to which I was not previously entitled as further consideration for my reaffirmation of the post-termination obligations in the Severance Agreement and in consideration of my promises set forth herein.

3. Severance Pay and Benefits.   In return for the execution of this Agreement, it becoming effective (see paragraph 17), and me honoring all of its terms, the Company will provide me with the following pay and benefits.

a. Severance pay equal to the sum of (1) $275,000 which is equal to 52 Weeks of my regular pay (the “Salary Continuation Pay”), and (2) $165,000 which is equal to the bonus that would be payable to me in respect of Fiscal 2018 under the Company’s annual bonus plan assuming one hundred percent (100%) attainment of the specified performance goals for such fiscal year (the “Severance Bonus”).  The Salary Continuation Pay and the Severance Bonus shall each be paid in cash less applicable withholding and deductions and in accordance with the Company’s regular payroll process as follows.  The Salary Continuation Pay shall be paid in approximately equal installments of payroll payments over a 52 week period commencing with the first payroll following (i) the date on which this Agreement becomes effective and irrevocable  (see paragraph 17) or (ii) the Separation Date (see Paragraph 1), whichever is later.  I understand that the first payment of Salary Continuation Pay may include an initial catch-up payment to compensate for the period from the last day worked to the first payroll available for severance pay.  The period of time during which I am paid the Salary Continuation Pay shall be known as the “Severance Period.”    The Severance Bonus shall be paid to me in a single lump sum following the date on which this Agreement becomes effective and irrevocable and no later than December 31, 2018.    Should I become employed by the Company or any affiliate or subsidiary, in any capacity, during the Severance Period, my entitlement to any further Salary Continuation Pay or to receive the Severance Bonus, as applicable shall cease on the date such new employment commences.

b. Additional severance pay of $300,000, paid in a single lump sum less applicable withholding and deductions.  This additional severance pay will be provided in accordance with the Company’s regular payroll processes as stated in paragraph 3.a following the date on which this Agreement becomes effective and irrevocable and no later than December 31, 2018.  At the option of the Company, this additional severance pay can be paid in cash or in shares of the Company’s common stock (or a combination of cash and equity), with such equity calculated based on the closing price on the New York Stock Exchange on the trading day prior to the date the Company notifies you of its election and thereafter the Company and the Executive shall promptly complete all applicable documents to cause such equity to be transferred to the Executive brokerage account.  Should I become employed by the Company or any affiliate or subsidiary, in any capacity, during the Severance Period and prior to the date on which this additional severance pay is paid to me, I will forfeit any entitlement to receive such additional severance pay, effective on the date such new employment commences.

c. The Company will provide continuation medical, dental, vision and prescription drug benefits (“Continuation Benefits”) until the end of the Severance Period substantially similar to those provided to the Executive and her dependents by the Company immediately prior to the Separation Date, and on terms comparable to the terms as provided to other executives of the Company; provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans. If applicable, the Company shall pay to the Executive, between January 1 and March 31 of the year following the year in which the Continuation Benefits become includible in Executive’s income for income tax purposes, an additional amount to cover such additional tax liability and additional amount.  The Company shall not be liable for any excise, penalty or other similar taxes or any interest with respect to the payment of taxes.  The additional amount, if any, shall be determined by the Company or an accounting firm chosen by the Company.  Subsequently, the Executive will be offered COBRA continuation at the Executive’s sole cost and expense and to the extent such COBRA coverage is available.

d. I acknowledge having previously received certain performance-based and retention equity awards pursuant to the “Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan” (the “Plan”) via award agreements dated December 15, 2016 (the “S3B Award”), December 15, 2016 (the “2017 EIP Award”, and December 15, 2017 (the “2018 EIP Award”).  Collectively, the S3B Award, the 2017 EIP Award, and the 2018 EIP Award are referred to herein as the “Awards”.  I acknowledge and understand that the Awards will vest and be settled, if at all, in connection with my termination of employment solely in accordance with the terms and conditions of each applicable award agreement and the Plan, which are summarized below:

(i) My earned but unpaid 2,318 gross units awarded pursuant to the 2017 EIP Award will vest within thirty (30) days following my termination date.  All remaining units made as part of the 2017 EIP Award will be forfeited upon my termination, including without limitation, the “additional award” described in Section 1 of my award agreement.

(ii) I will receive any earned portion of the 2018 EIP Award and the S3B Award based on actual results.  However, I acknowledge and agree that if the minimum performance requirements for the 2018 EIP Award and the S3B Award are not met, then such Awards will be forfeited in their entirety.

e. I will be permitted to continue utilizing my Company leased vehicle for twelve (12) months following the Separation Date, on the same terms as prior to my departure.  After the twelve (12) month period expires, I may purchase the vehicle at the residual value as outlined under the terms of the Company’s executive automobile policy in place as of September 12, 2018.

f. The Company will maintain my business mobile telephone number for thirty (30) days following my termination at no cost to me, and thereafter, I may elect to transfer my mobile telephone number to a personal account at my own expense.

g. For the avoidance of doubt, the Severance Benefits described in this Section 3 are not intended to result in any duplication of any compensation or benefits plans, policies, programs, agreements or arrangements of the Company.  I acknowledge and agree that I will not be eligible to receive any portion of 2019 Management Incentive Plan (“MIP”) or 2019 EIP award programs or any other bonus or payments other than as described herein.

4. Acknowledgement.  I understand that the severance pay and benefits provided in paragraph 3 will not be paid or provided unless I accept this Agreement, it becomes effective (see paragraph 17), and I continue to honor all of its terms.

5. Release.  I understand and agree that my acceptance of this Agreement means that, except as stated in paragraph 8, I am knowingly, voluntarily, fully, finally, and completely forever waiving and giving up each and every grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature against the Company, its subsidiaries and affiliates as well as each of their current or former employees, attorneys, partners, members, agents, assigns, representatives, designees, insurers, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective current or former officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities (collectively, the “Releasees”), including, without limitation, all claims that in any way relate to, arise from, or are in any way connected with my employment with and/or separation from the Company and its affiliates, regardless of whether or not same (i) is presently known or unknown, (ii) has been specifically referenced, claimed, or asserted by me, or (iii) is statutory, contractual, or at common law in nature or basis.  Without limiting the generality or comprehensiveness of the above paragraph, I knowingly, voluntarily, fully, finally, and completely waive, release, and forever discharge the Releasees from all claims, actions, causes of action, or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims she may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefits Protection Act, the Family and Medical Leave Act of 1993, the statutory and regulatory laws and common law of Wisconsin, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment and/or discrimination because of sex, race, color, national origin, religion, age, disability, veteran’s status, the filing of a workers’ compensation claim, or other protected classification; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; assault or battery; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.

6. No Disparagement.   I agree not to make critical, negative or disparaging remarks about the Company and its affiliates, their respective products/services, their respective current or former employees, officers, directors, members, managers, clients, managers, shareholders, partners (general and limited), agents, owners, legal representatives or agents to others.  I also agree not to disclose personal or private information about the Company or its employees, agents or clients. To the extent the NLRA applies to me, I understand that nothing in this paragraph 6 is intended to prohibit me from any activity that constitutes a concerted, protected activity under the NLRA, including commenting upon my terms and conditions of employment; and the obligations in this paragraph shall be interpreted consistent with the NLRA, but only to the extent the NLRA applies to me.

7. Future Employment. I agree that I am not now or hereafter entitled to employment or reemployment with the Company.

8. Claims Not Waived.  I understand that this Agreement does not waive any claims that I may have:  (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by the Company that provides for retirement benefits (however, I agree and acknowledge that the payment provided in paragraph 3.a. above shall not be considered or included for purposes of any retirement benefit contribution or plan); (c) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (d) any claim for breach of this Agreement; or (e) any rights or claims that I may have that arise after the effective date of this agreement (see paragraph 18); or (f) any claim that by law cannot be released or waived by private agreement.

9. Government Cooperation.  Nothing in this Agreement prohibits me from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency.  Further, I understand that nothing in this Agreement (including any obligation in Paragraphs 5, 6 or 10, or their subparagraphs) (i) prohibits me from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General; (ii) prohibits me from making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation; (iii) limits my right to receive an award for information provided to the SEC staff in accordance with the foregoing. I acknowledge I do not need the prior authorizations of the Company to engage in such reports, communications or disclosures and I am not required to notify the Company if I engage in any such reports, communications or disclosures.

10. Non-Competition, Confidentiality & Non-Solicitation Obligations.

a. Obligation to Comply. I acknowledge and reaffirm that both my Severance Agreement and the agreements documenting the Awards restricts my use of confidential information, my solicitation of Company customer or employees, and my engagement in competitive activities for specified periods after my employment ends as set forth below,  and I reaffirm my obligation to comply with these limitations in accordance with their terms for the duration of the specified periods, and I acknowledge that the severance pay and benefits made available to me in paragraph 3 are partly provided in return for my agreement to comply with these limitations.

(i)Executive’s Covenant Not to Compete and Non-Solicitation Covenant.

(A)During the Non-Competition Period, the Executive will not, directly or indirectly, either separately, jointly, or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner, or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he or she provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange, any competitor of the Company or any of its subsidiaries (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company).  For purposes of this Agreement, the “Non-Competition Period” means the period beginning on the date hereof and continuing until the date which is the one-year anniversary of the date of termination.  In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America.

(B)Without limiting the generality of Section 10.a.(i)(A) above, during the Non Competition Period the Executive will not, directly or indirectly, in any capacity, either separately, jointly, or in association with others, solicit or otherwise contact any of the Company’s customers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his or her employment with the Company at any time during his or her employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

(C)During the Non-Competition Period, the Executive shall not, initiate contact in order to induce, solicit, or encourage any person to leave the Company’s employ.  Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(D)For purposes of this Section 10, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company.

(ii)Secret Processes, Confidential Information and Trade Secrets.

(A)The Executive will hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company or any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder.  For purposes of this Section 10.a.(ii)(A), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques, and business ideas or practices.  The restriction on the Executive’s use or disclosure of the confidential information or materials shall remain in force during the Executive’s employment hereunder and until the earlier of (a) a period of two (2) years thereafter or (b) until such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive.  This Section 10.a.(ii)(A) is not intended to preclude Executive from being gainfully employed by another.  Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(B)The Executive will promptly disclose to the Company and to no other person, firm or entity all Inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”).  The Executive acknowledges and agrees that all Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire.  The Company shall be the sole owner of all domestic and foreign rights and Interests in the Inventions.  The Executive will assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(C)Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals, and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.

(D)Nothing in this Section 10 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

b. Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company, the Parent or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements  shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority. Executive does not need the prior authorizations of the Company or Parent to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company or Parent if he engages in any such cooperation, reports, communications or disclosures.

c. Trade Secrets/Defend Trade Secrets Act.  Nothing in this Agreement (or any my Severance Agreement or any prior agreement on confidentiality to which I may be subject) diminishes or limits any protection granted by law to trade secrets or relieves me of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.  Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which I may be subject) is intended to discourage me from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(i)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which I may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11. Non-admission. I and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company.

12. Voluntary Agreement.  I acknowledge and state that I have entered into this Agreement knowingly and voluntarily and that I have not been pressured in any way to sign this Agreement by the Company or by any of the other Releasees.

13. Consulting an Attorney.  I acknowledge that the Company has told me that I should consult an attorney of my own choice and at my own expense about this Agreement and every matter that it covers before signing this Agreement.

14. Obligation to Pay Attorney Fees and Costs.  The Parties will each bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement.  In the event that either Party is required to file any legal proceeding to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover, in addition to any legal or equitable relief to which the prevailing Party may be entitled under applicable law, the Party’s reasonable costs, including attorneys’ fees, incurred in connection with the enforcement of any provision of this Agreement.  Further, I understand and agree that if I violate the commitments I have made in this Agreement, the Company may seek to recover all payments and/or the value of the benefits provided in paragraph 3 of this Agreement, with the exception of One Thousand Dollars ($1,000.00).

15. Exception to Attorney Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by me regarding the validity of this Agreement under the ADEA.

16. Complete Agreement. Except as provided in paragraph 10, I understand and agree that this document contains the entire agreement between me and the Company relating to my employment and the termination of my employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that I may not rely on any such prior agreements or discussions.

17. Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after I sign it and return it to the company representative indicated below.  During that seven (7)-day period I may revoke my acceptance of this Agreement by delivering to the company representative indicated below a written statement stating I wish to revoke this Agreement or not be bound by it.  In addition, I understand and agree that this Agreement may be executed by me and the Company in counter-parts and that facsimile or copy signatures shall be considered just as effective as original signatures.

18. Final and Binding Effect.  I understand that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement I may be giving up legal rights.

19. Future Cooperation.  I also agree to cooperate with the Company in the future and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during my employment.  This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment I may have at the time of request.  The Company agrees to reimburse me for reasonably incurred out of pocket expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

20. Return of Property.  I acknowledge an obligation and agree to return all Company property, unless otherwise specified in this paragraph.  This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company.  In addition, I agree to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property.  Further, I acknowledge an obligation and agree not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops.

21. Divisibility of Agreement or Modification by Court.  I understand that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision.  I agree that in the event that any provision of this Agreement is held to be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then I understand and agree that such provision shall be considered expunged (eliminated), and I further agree that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by me after the expungement (elimination) of the invalid provision.

22. D&O Insurance. Following the Termination Date, Executive will continue to be entitled to indemnification to the maximum extent provided by law for claims, causes of action, litigation (and litigation expenses), losses or damages relating to her service as an officer and/or director of the Company, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized by the Board of Directors of the Company. Such indemnification shall be covered by the terms of the Company’s policies of insurance for directors and officers of the Company in effect from time to time (the “D&O Insurance”).

23. Representations. By signing this Agreement, I represent that I have read this entire document and understand all of its terms.

24. Performance through Separation Date. To the extent the Separation Date is after the date on which this Agreement is given to me for my consideration, I understand and acknowledge that my receipt of the pay and benefits provided in paragraph 3 is contingent on my continued performance of my duties and responsibilities at a level acceptable to the Company through the Separation Date.  Further, should I be terminated prior to the Separation Date due to poor performance, misconduct, poor attendance or the like, or if I should resign my employment prior to the Separation Date, this Agreement shall be considered null and void and of no effect, and I shall not receive any of the pay or benefits outlined in paragraph 3 above.

25. 45-Day Consideration Period.  I may consider whether to sign and accept this Agreement for a period of forty-five (45) days from the day I received it. Notwithstanding the foregoing, in exchange for good and available consideration, I hereby voluntarily (i) agree to waive such 45-day consideration period and (ii) agree that if this Agreement is not signed, dated and returned to the company representative identified below by 12 pm ET on September 17, 2018, the offer of severance payments and benefits described in this Agreement (including paragraph 3) will no longer be available.  I acknowledge that should I sign and return this Agreement by 12 pm ET on September 17, 2018, I am knowingly waiving whatever additional time I may have for consideration of this Agreement.

26. Tax Consequences.  The Parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with or exempt from Section 409A.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.  For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.  Executive acknowledges that since Executive is a “specified employee” (within the meaning of Code section 409A) at the time of the Executive’s separation from service, the payment of any amount under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”).  Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any Severance payments shall be made as scheduled.

(i) Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s  “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s  “separation from service” occurs.

(ii) To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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Presented By:
Signature:	/s/ Nathan E. Fagre	Date Delivered:	9/12/2018
Printed Name:	Nathan E. Fagre
Employee:
Signature:	/s/ Stacey L. Neu	Date Signed:	9/13/2018
Printed Name:	Stacey L. Neu
Spectrum Brands, Inc.
Signature:	/s/ Nathan E. Fagre	Date Received:	9/13/2018
Printed Name:	Nathan E. Fagre
Its (title):	Sr. Vice President & General Counsel
Spectrum Brands Holdings, Inc.
Signature:	/s/ Douglas Martin	Date Received:	9/13/2018
Printed Name:	Douglas Martin
Its (title):	Exec. Vice President and CFO